Exhibit (23)(a)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated August 10, 2011, relating to the financial statements of The Procter & Gamble Company and subsidiaries, and the effectiveness of The Procter & Gamble Company and subsidiaries’ internal control over financial reporting, incorporated by reference in the Annual Report on Form 10-K of The Procter & Gamble Company for the year ended June 30, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Cincinnati, Ohio
November 4, 2011